EXHIBIT 99.1

Sevcon Reports Financial Results for Third Quarter Fiscal 2016

SOUTHBOROUGH, Mass., Aug. 03, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the third quarter of fiscal 2016 ended July 2, 2016.

Third-Quarter Fiscal 2016 Results Summary

  Revenues increased to $13.9 million, from $10.3 million in the third quarter of fiscal 2015, a 34% increase that reflected the acquisition of Bassi, a manufacturer of battery chargers located in Lugo, Italy, on January 29, 2016. Revenues included $5.1 million by Bassi. Excluding Bassi, revenues were $1.5 million lower than in the prior-year period, mainly due to continued weakness on the industrials side of the business as a result of macro-economic conditions. Foreign currency fluctuations decreased reported sales in the third fiscal quarter by $792,000, or 8%, mainly due to a stronger U.S. dollar compared with both the British pound and the euro than in the same fiscal period last year.

  Operating loss was $931,000, compared with operating income of $261,000 in the third quarter last year. Excluding the net negative impact of foreign currency, the operating result in the third quarter of 2016 would have been a loss of $711,000.

  There was an income tax benefit of $60,000, compared with an income tax charge of $83,000 in the year-earlier quarter.

  Net loss attributable to common stockholders was $1.5 million, or $(0.38) per share, after a preference share dividend of $93,000 or $0.02 per share, compared with net income of $171,000, or $0.04 per share, after a preference share dividend of $110,000, or $0.03 per share, in the prior year. The loss in the quarter was mainly driven by three elements; approximately $500,000 from currency translation due to the significant drop in the British pound following the Brexit vote, $700,000 of non-cash expense from the amortization of intangible assets and fair value adjustments arising from the business combination with Bassi, and approximately $300,000 of higher than initially planned investment in the business as Sevcon seeks to capitalize on an increasing number of electrification opportunities.

Nine Month Fiscal 2016 Result Summary

  Revenues increased to $36.2 million, from $30.6 million in the third quarter of fiscal 2015, an 18% increase that reflected the acquisition of Bassi. Revenues included $9.0 million by Bassi for the five month period since we closed that acquisition. Excluding Bassi, revenues were $3.4 million lower than in the prior-year period. Foreign currency fluctuations decreased reported sales by $1.4 million, or 4%, mainly due to a stronger U.S. dollar compared with both the British pound and the euro than in the same nine month period last year.

  Operating loss was $2.4 million compared with operating income of $1.2 million in the first nine months of fiscal 2015.

  There was an income tax benefit of $139,000 in the period compared with an income tax charge of $188,000 in the prior-year period.

  Net loss attributable to common stockholders was $3.2 million, or $(0.84) per share, after a preference share dividend of $327,000 or $0.09 per share, compared with net income of $881,000, or $0.25 per share, for the first nine months of fiscal 2015, after a preference share dividend of $335,000, or $0.10 per share.

  Subsequent to the end of the quarter the Company issued 1,124,000 shares of common stock together with  warrants to purchase a further 652,000 shares of common stock, to a small group of institutional and accredited investors, raising $9.6 million, net of costs. The Company’s cash balances are currently $12 million.

Management Comments

“Third-quarter revenues increased 34% year over year due to the contribution from the acquisition of our Bassi unit, which more than offset slower sales in the traditional controllers and capacitors businesses as a result of continued end-market weakness,” said Sevcon Chief Executive Officer Matt Boyle. “While off-road market performance is not where we would like it to be, the overall rate of decline has decelerated and we are seeing signs of improvement, especially with sales to fork lift truck manufacturers.

“The integration of Bassi is proceeding well and according to plan and the potential we see in the business is even greater than we first anticipated,” said Boyle. “We have raised our expectations and now anticipate more than 20% growth from Bassi in 2016 from the $16 million in revenue that it reported in 2015.

“Sales to on-road customers were slightly lower in the third quarter compared with last year, although this business will be inherently lumpy from quarter to quarter due to the timing of orders as we ramp up development and production activities. While revenues from sales for four-wheel applications were down year over year, the two-wheel market was up by double digits due to increased motorcycle OEM business.

“We currently have four major projects in our on-road development pipeline, with two expected to go into production in 2017, one in 2019 and one in 2020. In total, we expect production revenue to be approximately $166 million over the five-to-seven-year production lives of the projects, although none is guaranteed. We have five major milestones to accomplish on these projects between now and the end of 2017, with the first targeted for the first quarter of 2017.

“As we approach fiscal 2017, we are encouraged about our future. Near term, we expect continued challenging off-road market conditions. Our on-road business will continue to be lumpy, especially two-wheel, and we hope to see a performance uptick with four-wheel given our project pipeline,” concluded Boyle. "Longer-term, our current project pipeline and market interest in our electrification solutions provides us with significant opportunity for growth.”

Third-Quarter Fiscal 2016 Conference Call Details

Sevcon has scheduled a conference call to review its results for the third quarter tomorrow, August 4, 2016 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company’s website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Third-Quarter Fiscal 2016 Financial Highlights
(In thousands except per-share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)

	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Revenues	$13,913	$10,346	$36,209	$30,619
Gross Profit	4,752	4,188	12,990	12,758
Selling, general and administrative and research and development expense	(5,675)	(3,927)	(13,987)	(11,541)
Acquisition costs	(8)	-	(1,425)	-
Operating income (loss)	(931)	261	(2,422)	1,217
Interest expense	(140)	(14)	(271)	(54)
Interest income	4	4	16	20
Foreign currency gain (loss)	(522)	(21)	(487)	258
Change in value of cash flow hedges	-	132	-	(68)
Income (loss) before income taxes	(1,589)	362	(3,164)	1,373
Income taxes benefit (provision)	60	(83)	139	(188)
Net income (loss)	(1,529)	279	(3,025)	1,185
Net loss attributable to non-controlling interest	84	2	131	31
Net income (loss) attributable to Sevcon, Inc. and subsidiaries	(1,445)	281	(2,894)	1,216
Series A Preference Share dividends	(93)	(110)	(327)	(335)
Net income (loss) attributable to common stockholders	(1,538)	171	(3,221)	881
Basic (loss) income per share	$(0.38)	$0.04	$(0.84)	$0.25
Diluted (loss) income per share	$(0.38)	$0.04	$(0.84)	$0.25
Average shares outstanding – Basic	4,070	3,486	3,828	3,459
Average shares outstanding – Diluted	4,070	3,577	3,828	4,913

Summarized Balance Sheet Data
	(in thousands of dollars)
	July 2, 2016 (unaudited)	September 30, 2015 (derived from audited statements)
Cash and cash equivalents	$4,273	$8,048
Receivables	12,225	9,462
Inventories	14,148	6,790
Prepaid expenses and other current assets	3,469	3,581
Total current assets	34,115	27,881
Intangible assets	10,372	-
Goodwill	8,604	1,435
Other long-term assets	7,131	6,300
Total assets	$60,222	$35,616

Current liabilities	$12,562	$8,357
Liability for pension benefits	10,527	10,963
Long-term debt and other long-term liabilities	19,488	500
Stockholders’ equity	17,692	15,712
Non-controlling interest	(47)	84
Total liabilities and stockholders’ equity	$60,222	$35,616

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Forward-Looking Statements

Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@Sevcon.com